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                                                                   EXHIBIT 11.1

                         AURORA BIOSCIENCES CORPORATION

                 STATEMENT RE COMPUTATION OF NET LOSS PER SHARE


                                                      Period from                                 Three Months Ended
                                                      May 8, 1995                                      March 31,
                                                     (inception) to         Year Ended        --------------------------
                                                    December 31, 1995    December 31, 1996        1996          1997
                                                    -----------------    -----------------    --------------------------

Net loss .........................................      $(411,727)          $(2,933,480)       $ (499,211)    $  (841,628)


Computation of common and common equivalent
 shares outstanding:
  Weighted average common shares outstanding .....               0            1,710,513           984,560       2,856,663
  Convertible preferred stock assuming
   conversion from date of issuance ..............               0            6,669,404         2,093,328       9,915,975
                                                        ----------          -----------        ----------     -----------
                                                                              8,379,917         3,077,888      12,772,638


Shares related to SAB 83 (1):
  Common stock ...................................         988,456              988,456           988,456          73,557
  Convertible preferred stock (3).................       1,218,581            1,218,581         1,218,581              --
  Warrants (2) ...................................          45,289               45,289            45,289          45,289
  Common stock options granted (2) ...............         507,159              507,159           507,159         507,159
                                                        ----------          -----------        ----------     -----------
                                                         2,759,485            2,759,485         2,759,485         626,005
                                                        ----------          -----------        ----------     -----------

Shares used in computing pro forma net loss per
 share ...........................................       2,759,485           11,139,402         5,837,373      13,398,643
                                                        ==========          ===========        ==========     ===========



Pro forma net loss per share .....................      $     (.15)         $      (.26)       $     (.09)    $      (.06)
                                                        ==========          ===========        ==========     ===========

------------

(1) Using the treasury stock method.

(2) All warrants and common stock options were granted after March 14, 1996 and are included in this calculation as SAB 83 shares.

(3) Using the treasury stock method, 1,724,694 shares of Series B, C and D Preferred Stock are included in this calculation at 1,218,581 common shares.